                                                              EXHIBIT (d)(1)

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                             AGREEMENT AND PLAN OF MERGER



                                        Among




                                      REXAM PLC,



                          REXAM ACQUISITION SUBSIDIARY INC.,



                                         and



                          AMERICAN NATIONAL CAN GROUP, INC.




                              Dated as of March 31, 2000



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                                  TABLE OF CONTENTS


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                                                                                 Page

                         ARTICLE I THE OFFER AND THE MERGER

SECTION 1.01.  The Offer.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
SECTION 1.02.  Company Actions.. . . . . . . . . . . . . . . . . . . . . . . . . . .4
SECTION 1.03.  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
SECTION 1.04.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
SECTION 1.05.  Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . .6
SECTION 1.06.  Effects of the Merger.. . . . . . . . . . . . . . . . . . . . . . . .6
SECTION 1.07.  Certificate of Incorporation and By-laws. . . . . . . . . . . . . . .6
SECTION 1.08.  Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
SECTION 1.09.  Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6


       ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                       CORPORATIONS;EXCHANGE OF CERTIFICATES
SECTION 2.01.  Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . .7
SECTION 2.02.  Exchange of Certificates. . . . . . . . . . . . . . . . . . . . . . .8


                     ARTICLE III REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  Representations and Warranties
                 of the Company . . . . . . . . . . . . . . . . . . . . . . . . . .10
SECTION 3.02.  Representations and Warranties
                 of Rexam and Sub. . . . . . . . . . . . . . . . . . . . . . . . . 31


                ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01.  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . 33
SECTION 4.02.  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . 38


                           ARTICLE V ADDITIONAL AGREEMENTS

SECTION 5.01.  Preparation of the Proxy Statement;
                 Company Stockholders Meeting; Rexam
                 Shareholders Meeting; Offering
                 Circular. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
SECTION 5.02.  Access to Information; Confidentiality. . . . . . . . . . . . . . . 43
SECTION 5.03.  Commercially Reasonable Efforts;
                 Notification. . . . . . . . . . . . . . . . . . . . . . . . . . . 44
SECTION 5.04.  Company Stock Options and Other
                 Equity Based Awards . . . . . . . . . . . . . . . . . . . . . . . 45
SECTION 5.05.  Indemnification, Exculpation and
                 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
SECTION 5.06.  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 48
SECTION 5.07.  Information Supplied. . . . . . . . . . . . . . . . . . . . . . . . 50




SECTION 5.08.  Benefits Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 51
SECTION 5.09.  Option to Purchase Identified Assets. . . . . . . . . . . . . . . . 53
SECTION 5.10.  Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . 53
SECTION 5.11.  Stockholder Agreement Legend. . . . . . . . . . . . . . . . . . . . 53
SECTION 5.12.  Directors.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54


                           ARTICLE VI CONDITIONS PRECEDENT

SECTION 6.01.  Conditions to Each Party's Obligation
                 to Effect the Merger. . . . . . . . . . . . . . . . . . . . . . . 55


                    ARTICLE VII TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
SECTION 7.02.  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . 58
SECTION 7.03.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
SECTION 7.04.  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . 58


                           ARTICLE VIII GENERAL PROVISIONS

SECTION 8.01.  Nonsurvival of Representations
                 and Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . 59
SECTION 8.02.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
SECTION 8.03.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
SECTION 8.04.  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . 61
SECTION 8.05.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
SECTION 8.06.  Entire Agreement; No Third-Party
                 Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . 62
SECTION 8.07.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
SECTION 8.08.  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
SECTION 8.09.  Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
SECTION 8.10.  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . 63


EXHIBIT A   -  Conditions of the Offer

                    AGREEMENT AND PLAN OF MERGER dated as of March 31, 2000
               (this "AGREEMENT"), by and among REXAM PLC, an English public limited company ("REXAM"), REXAM ACQUISITION SUBSIDIARY INC., a Delaware corporation and a wholly owned direct or indirect subsidiary of Rexam ("SUB"), and AMERICAN NATIONAL CAN GROUP, INC., a Delaware corporation (the "COMPANY").


          WHEREAS the respective Boards of Directors of Rexam, Sub and the Company have approved the acquisition of the Company by Rexam on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, in furtherance of such acquisition, Rexam proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all the outstanding shares of common stock, par value $0.01 per share, of the Company (the "COMPANY COMMON STOCK"), at a price per share of Company Common Stock of $18.00, net to the seller in cash, without interest on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS the respective Boards of Directors of Rexam, Sub and the Company have approved the merger (the "MERGER") of Sub into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned by Rexam, Sub or the Company, other than the Appraisal Shares (as defined in Section 2.01(d), shall be converted into the right to receive the price per share paid pursuant to the Offer;

          WHEREAS simultaneously with the execution and delivery of this Agreement, Rexam and the principal stockholder of the Company (the "SPECIFIED STOCKHOLDER") are entering into a stockholders agreement (the "STOCKHOLDERS AGREEMENT") pursuant to which the Specified Stockholder is agreeing to take certain actions in furtherance of the Offer and the Merger;

          WHEREAS Rexam, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                      ARTICLE I

                               THE OFFER AND THE MERGER

          SECTION 1.01. THE OFFER. (a) Subject to the conditions of this Agreement, as promptly as practicable, but in no event later than five business days after the date of the public announcement of this Agreement, Sub shall, and Rexam shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The obligations of Sub to, and of Rexam to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer. Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer,
(ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) waive the Minimum Tender Condition (as defined in Exhibit
A), add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of Company Common Stock, (iv) except as provided below in this Section 1.01(a), extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing, Sub may, without the consent of the Company, (A) extend the Offer, for one or more periods of time that Sub reasonably believes are necessary to cause the conditions of the Offer set forth hereto to be satisfied, if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived or (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Rexam and Sub agree that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then Sub shall extend the Offer for one or more periods of time that Sub reasonably believes are necessary to cause the conditions of the Offer set forth hereto to be satisfied from time to time until such conditions are satisfied or waived, provided that Sub shall not be required to extend the Offer beyond October 25, 2000. Sub may, without the consent of the Company, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") following its acceptance for payment of shares of Company Common Stock in the Offer. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Rexam shall cause Sub to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

          (b) On the date of commencement of the Offer, Rexam and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Rexam and Sub agree that the Offer Documents shall comply as to form in all material respects with the Exchange Act, and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Rexam or Sub with respect to information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Rexam, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Rexam and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Rexam and Sub shall provide the Company and its counsel in writing with any written comments (and orally, any oral comments), Rexam, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall consult with the Company and its counsel prior to responding to any such comments.

          (c) Rexam shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

          SECTION 1.02. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "SCHEDULE 14D-9") describing the recommendations referred to in Section 3.01(d) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Rexam or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Rexam and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by
applicable Federal securities laws.   Rexam and its counsel shall be given
reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company shall provide Rexam and its counsel in writing with any written comments (and orally, any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with Rexam and its counsel prior to responding to such comments.

          (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Rexam may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, Rexam and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

          SECTION 1.03. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.05). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

          SECTION 1.04. CLOSING. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "CLOSING") shall take place at 11:00 a.m., New York time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VI (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, or at such other time, date or place agreed to in writing by Rexam and the Company; PROVIDED that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by applicable law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by applicable law) waived. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

          SECTION 1.05. EFFECTIVE TIME. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Rexam and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "EFFECTIVE TIME".

          SECTION 1.06.  EFFECTS OF THE MERGER.  The Merger
shall have the effects set forth in Section 259 of the DGCL.

          SECTION 1.07. CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.08. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.09. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                      ARTICLE II

                      EFFECT OF THE MERGER ON THE CAPITAL STOCK
                           OF THE CONSTITUENT CORPORATIONS;
                               EXCHANGE OF CERTIFICATES

          SECTION 2.01. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Rexam or Sub:

          (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of common stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) CANCELATION OF TREASURY STOCK AND REXAM-OWNED STOCK. Each share of Company Common Stock that is owned by the Company (as treasury stock), Rexam or Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock that is owned by any subsidiary of Rexam (other than Sub) or the Company shall remain outstanding without change.

          (c) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or remain outstanding in accordance with
     Section 2.01(b) and the Appraisal Shares (as defined in Section 2.01(d)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per share paid in the Offer (the "MERGER CONSIDERATION"). At the Effective Time all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (d) APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares (the "APPRAISAL SHARES") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("SECTION 262") shall not be converted into the right to receive the Merger Consideration as provided in
     Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of
     Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under
     Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Rexam of any demands for appraisal of any shares of Company Common Stock, and Rexam shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Rexam, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. Prior to the Effective Time Rexam shall designate, or shall cause to be designated, a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the "PAYING AGENT"), and, from time to time after the Effective Time, Rexam shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Rexam.

          (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Rexam may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Rexam, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.01(c) into the right to receive, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Rexam that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon the surrender of a Certificate in accordance with the terms of this
Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

          (d) NO LIABILITY. None of Rexam, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (e) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

          (f) WITHHOLDING RIGHTS. Rexam, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Rexam, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Rexam, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Rexam, the Surviving Corporation or the Paying Agent.

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

          SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth on the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent) delivered by the Company to Rexam prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Rexam and Sub as follows:

          (a) ORGANIZATION, STANDING AND POWER. Each of the Company and its Significant Subsidiaries (as defined in Section 8.03) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate, company or partnership power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than (except in the case of clause (i) above with respect to the Company) where the failure to be so organized, existing, qualified or licensed or in good standing, individually and in the aggregate, would not reasonably be expected to have a material adverse effect (as defined in Section 8.03). The Company has made available to Rexam true and complete copies of its Certificate of Incorporation and By-laws, in each case, as amended to the date of this Agreement.

          (b) SIGNIFICANT SUBSIDIARIES. Section 3.01(b) of the Company Disclosure Schedule lists each Significant Subsidiary of the Company. All the outstanding shares of capital stock or other equity or voting interests of each Significant Subsidiary of the Company are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Significant Subsidiaries or its wholly owned subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association or other entity.

          (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (the "COMPANY PREFERRED STOCK"). As of the close of business on March 29, 2000, (i) 55,000,000 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 8,450,000 shares of Company Common Stock were reserved for issuance pursuant to the Company's Founders' Equity Plan, Long-Term Stock Incentive Plan, Directors' Stock Plan, Directors' Pension Conversion Plan and Stock Compensation Conversion Plan (such plans, collectively, the "COMPANY STOCK PLANS") (of which 3,543,216 shares were subject to outstanding stock options to purchase Company Common Stock granted under the Company Stock Plans (collectively, the "Company Stock Options")) and (iv) no shares of Company Preferred Stock were issued and outstanding or were held by the Company in its treasury. There are outstanding 7,944 deferred stock units under the Directors' Stock Plan, 42,021 shares under the Directors' Pension Conversion Plan, 396,456 conversion shares under the Stock Compensation Plan and 65,873 performance and restricted shares under the 1999 Long-Term Incentive Plan and otherwise there are no outstanding stock appreciation rights or other similar rights. No shares of Company Common Stock are owned by any subsidiary of the Company. The Company has delivered to Rexam a true, correct and complete list, as of the close of business on March 29, 2000, of all outstanding Company Stock Options (other than the 442,600 Company Stock Options granted pursuant to the Company's Founders' Equity Plan to the employees of the Company and its subsidiaries on July 28, 1999, with a per share exercise price of $17.00) and all other rights to purchase or receive Company Common Stock granted under the Company Stock Plans, the number of shares subject to each such Company Stock Option, the grant dates and exercise prices of each such Stock Option and the names of the holder thereof. Except as set forth above, as of the close of business on March 29, 2000, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. During the period from March 29, 2000 to the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on such date as required by their terms as in effect on the date of this Agreement and (B) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock or other equity or voting interests from the Company. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries, and no securities or other instruments or obligations of the Company or any of its subsidiaries the value of which is in any way based upon or derived from any capital or voting stock of the Company, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above and except as specifically permitted under Section 4.01(a), there are no Contracts (as defined in Section 3.01(d)) of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. There are no outstanding contractual obligations of the Company or any of its subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or (y) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its subsidiaries. To the knowledge of the Company as of the date of this Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock or other voting securities of the Company or any of its subsidiaries, other than pursuant to the Stockholders Agreement.

          (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject only to, if required by law, approval of the Merger by an affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock (the "COMPANY STOCKHOLDER APPROVAL") to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, only to the Company Stockholder Approval if such approval is required by law and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws concerning bankruptcy and creditors' rights. The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously by all those present, adopted resolutions that are still in full force and effect as of the date hereof, (i) approving and declaring advisable the Offer, the Merger, this Agreement and the transactions contemplated hereby and thereby, (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) recommending that the Company's stockholders accept the Offer, tender their shares pursuant to the Offer and adopt this Agreement (if required by applicable law), (iv) approving the acquisition of the shares of the Company Common Stock by Sub pursuant to the Offer and the other transactions contemplated by this Agreement and (v) approving the Stockholders Agreement for purposes of Section 203 of the DGCL. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (1) the Certificate of Incorporation or By-laws of the Company or the certificate of incorporation or by-laws (or similar organizational documents) of any of its subsidiaries, (2) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether oral or written (each, including all amendments thereto, a "CONTRACT"), to which the Company or any of its subsidiaries is a party or any of their respective properties or assets is subject or (3) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (2) and
(3), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually and in the aggregate, would not reasonably be expected to have a material adverse effect or to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a "GOVERNMENTAL ENTITY"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") or the anti-competition laws or regulations of the European Union or any foreign jurisdiction in which the Company or Rexam (directly or through subsidiaries, in each case) has material assets or conducts material operations, or any other applicable competition, merger control, antitrust or similar laws or regulations, (2) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy statement or information statement relating to the Company Stockholder Approval if such approval is required by law (as amended or supplemented from time to time, the "PROXY STATEMENT") and
(C) such reports under the Exchange Act, as may be required in connection with this Agreement, the Stockholders Agreement, the Offer, the Merger and the other transactions contemplated hereby or thereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of the

New York Stock Exchange ("NYSE") and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings (including those required under Environmental Laws (as defined in Section 3.01(l)(vi))) the failure of which to be obtained or made, individually and in the aggregate, would not reasonably be expected to have a material adverse effect or to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

          (e) SEC DOCUMENTS. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company since August 2, 1999 (together with and giving effect to, any amendments, supplements and exhibits thereto and any information incorporated therein by reference, the "SEC DOCUMENTS"). No subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents as of the date of the filing. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as set forth in any SEC Documents filed prior to the date hereof (the "FILED SEC DOCUMENTS"), the Company and its subsidiaries have no liabilities or obligations (net of the benefits or assets obtained by the Company in connection with the incurrence of such liabilities or obligations) of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities for taxes and other than liabilities and obligations that, individually and in the aggregate, would not reasonably be expected to have a material adverse effect.

          (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on the Filed SEC Documents, since December 31, 1999, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes, has had, or would reasonably be expected to have, a material adverse effect, (ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, except for dividends by a wholly owned subsidiary of the Company to its parent, (iii) prior to the date of this Agreement, any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iv) prior to the date of this Agreement, any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other securities of the Company or any of its subsidiaries, (v) prior to the date of this Agreement,
(x) any granting by the Company or any of its Significant Subsidiaries to any current or former director or executive officer of any increase, or to any current or former officer of any material increase, in compensation or other benefits, except in each case for increases of cash compensation in the ordinary course of business consistent with past practice or required under any agreement or benefit plan in effect as of December 31, 1999, (y) any granting by the Company or any of its Significant Subsidiaries to any current or former director or officer of any right to receive any material severance or termination pay or any material increase therein, or (z) any entry by the Company or any of its subsidiaries into, or any material amendment of, any Company Benefit Agreement (as defined in Section 3.01(j)) with any current or former director or officer of the Company or any of its Significant Subsidiaries or any U.S. Company Benefit Plan (as defined in Section 3.01(m)), (vi) any change in financial or tax accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in GAAP or applicable law, (vii) prior to the date of this Agreement, any material election with respect to taxes by the Company or any of its subsidiaries or (viii) any settlement or compromise of any material tax liability or refund.

          (g) LITIGATION. Except as disclosed in the Filed SEC Documents, there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective assets that, individually or in the aggregate, could reasonably be expected to have a material adverse effect, nor is there any statute, law, ordinance, rule, regulation, judgment, order, injunction or decree, of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a material adverse effect.

          (h) CONTRACTS. Except for Contracts filed as exhibits to the Filed SEC Documents, Section 3.01(h) of the Company Disclosure Schedule sets forth a true and complete list of:

          (i) all Contracts to which the Company or any of its subsidiaries is a party, or that purports to be binding upon the Company, any of its subsidiaries or any of its affiliates, that contain a covenant materially restricting the ability of the Company or any of its subsidiaries (or which, following the consummation of the Offer or the Merger, would reasonably be expected to materially restrict the ability of Rexam or any of its subsidiaries, including the Company and its subsidiaries) to compete with any person or engage in any business or activity in any geographic area or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

          (ii) all Contracts pursuant to which the Company or any of its Significant Subsidiaries is restricted in any material respect in the development, marketing or distribution of their respective products or services;

          (iii) all loan agreements, credit agreements, notes, debentures, bonds, mortgages and indentures, in each case, pursuant to which any indebtedness of the Company or any of its subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its subsidiaries of any indebtedness of any other person, including the respective aggregate principal amounts outstanding as of the most recent practicable date prior to the date of this Agreement;

          (iv) all Contracts or other agreements pursuant to which the Company or any of its subsidiaries (i) engages in any foreign currency, metals or other futures or options trading or (ii) is a party to any price swaps, hedges, futures or similar instrument; and

          (v) all Contracts or other agreements between the Company or any of its subsidiaries on the one hand and Pechiney, a French corporation or any of its subsidiaries on the other hand.

Except as disclosed in the Filed SEC Documents, none of the Company or any of its subsidiaries is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any material Contract to which it is a party or by which it or any of its properties or assets is bound, and, to the knowledge of the Company or such subsidiary, no other party to any of its material Contracts is in violation or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, and there has occurred no event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Contract except, in each case, for violations, defaults, waivers or failures to enforce benefits that, individually and in the aggregate, would not reasonably be expected to have a material adverse effect.

          (i) COMPLIANCE WITH LAWS. Except as disclosed in the Filed SEC Documents and with respect to Environmental Laws and taxes (as defined in Section 3.01(n)(x)), which are the subject of Sections 3.01(l) and 3.01(n), respectively, the Company and its subsidiaries and their relevant personnel and operations are in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to their businesses or operations, except for violations or possible violations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. None of the Company or any of its subsidiaries has received, since August 2, 1999, a notice or other written communication alleging or relating to a possible violation of any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity applicable to its businesses or operations, except for violations or possible violations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. The Company and its subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, franchises, orders, registrations and approvals of all Governmental Entities (collectively, "PERMITS"), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Permit, except for such failings that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect.

          (j) ABSENCE OF CHANGES IN COMPANY BENEFIT PLANS; EMPLOYMENT AGREEMENTS. Except as disclosed in the Filed SEC Documents or as would not reasonably be expected to have a material adverse effect, since December 31, 1999, none of the Company or any of its subsidiaries has terminated, adopted, amended or agreed to amend any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time-off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding maintained or contributed to or required to be maintained or contributed to by the Company or any of the subsidiaries for the benefit of any of the current or former directors, officers, employees, agents, independent contractors or consultants of the Company or any of its subsidiaries, excluding in each case, any such plan that is a "multiemployer plan" as defined in Section 3(37) of and subject to ERISA ("MULTIEMPLOYER PLAN") (collectively, "COMPANY BENEFIT PLANS") or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan (as defined in Section 3.01(m)) or any change in the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined. Except as disclosed in the Filed SEC Documents, there exist no material employment, consulting, deferred compensation, severance, termination or indemnification agreements or arrangements between the Company or any of its subsidiaries, on the one hand, and any current or former director, officer, employee or consultant of the Company or any of its subsidiaries, on the other hand (collectively, "COMPANY BENEFIT AGREEMENTS").

          (k) LABOR MATTERS. The Company and its subsidiaries have not been engaged in any unfair labor practice and there are no unfair labor practice complaints against the Company or any of its subsidiaries pending before any Governmental Entity, except where such unfair labor practice or unfair labor practice complaint, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. Except as disclosed in the Filed SEC Documents, there is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries, except where such dispute, strike, work stoppage or lockout individually or in the aggregate would not reasonably be expected to have a material adverse effect.

          (l) ENVIRONMENTAL MATTERS. Except as disclosed in the Filed SEC Documents,

          (i) each of the Company and its subsidiaries possesses all Environmental Permits (as defined below) necessary to conduct its businesses and operations as currently conducted;

          (ii) each of the Company and its subsidiaries is in compliance with all Environmental Laws (as defined below) and all Environmental Permits;

          (iii) there are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened (A) against the Company or any of its subsidiaries or (B) against any person whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed, either contractually or by operation of law, and none of the Company or its subsidiaries has contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any Environmental Claim;

          (iv) none of the Company or any of its subsidiaries will be required to make material expenditures to comply with current requirements of Environmental Laws; and

          (v) there have been no Releases (as defined below) of any Hazardous Materials that would reasonably be expected to form the basis of any Environmental Claim;

except for such violations of or inconsistencies with the foregoing clauses
(i) through (v) that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect.

          (vi) DEFINITIONS. "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (A) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

          "ENVIRONMENTAL LAWS" means all applicable laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or protection of human health as it relates to Hazardous Materials, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials.

          "ENVIRONMENTAL PERMITS" means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws.

          "HAZARDOUS MATERIALS" means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls ("PCBS") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "RELEASE" means, with respect to any Hazardous Material, any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Materials into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

          (m) ERISA COMPLIANCE. (i) Section 3.01(m)(i) of the Company Disclosure Schedule contains a true and complete list of all material "employee welfare benefit plans" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended "ERISA")), "employee pension benefit plans" (as defined in Section 3(2) of ERISA) ("COMPANY PENSION PLANS"), and all other Company Benefit Plans, in each case, for the benefit of any current or former director, officer, employee, agent, independent contractor or consultant of the Company or any of its subsidiaries employed or providing services in the United States (all of the foregoing being collectively referred to as the "U.S. COMPANY BENEFIT PLANS") and each Multiemployer Plan. For purposes of this Agreement, the term "Company Foreign Plan" shall refer to each Company Benefit Plan that is subject to or governed by the laws of any jurisdiction other than the United States and that would have been treated as a U.S. Company Benefit Plan had it covered individuals employed or providing services in the United States. The Company shall use its reasonable best efforts to make available to Rexam within 30 days following the date of this Agreement a list of the Company Foreign Plans.

          (ii) The Company has provided or made available to Rexam, or shall use its reasonable best efforts to do so within 30 days following the date of this Agreement, true, correct and complete copies of (1) each U.S. Company Benefit Plan (or, in the case of any unwritten U.S. Company Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") with respect to each U.S. Company Benefit Plan (if any such report was required), (3) the most recent summary plan description or similar document for each U.S. Company Benefit Plan for which such summary plan description is required or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance annuity contract relating to any U.S. Company Benefit Plan.

          (iii) Each U.S. Company Benefit Plan has been administered in all material respects in accordance with its terms. Except as would not reasonably be expected to have a material adverse effect, the U.S. Company Benefit Plans are in compliance with all applicable provisions of ERISA and the Code and all other applicable laws and the Company Foreign Plans are in compliance with all applicable laws. As of the date hereof, the Company has no reason to believe that any U.S. Company Benefit Plan that is a Multiemployer Plan is not in compliance with the applicable provisions of ERISA and the Code and all other applicable laws. All Company Pension Plans have received favorable determination letters from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39, 1993-2 C.B. 513), to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.
Except as would not reasonably be expected to have a material adverse effect, all Company Foreign Plans are, wherever possible under applicable law or practice, approved by the relevant governmental or taxation authority such as to enable the plan, its beneficiaries and assets to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may be withdrawn to any extent. Except as would not reasonably be expected to have a material adverse effect, there is no pending or, to the knowledge of the Company, threatened litigation, investigation or dispute relating to the Company Benefit Plans.

          (iv) Except as would not reasonably be expected to have a material adverse effect, no Company Pension Plan, had, as of the respective last annual valuation date for each such Company Pension Plan, any "unfunded benefit liabilities", based on actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary (which report has been furnished or made available to Rexam), and to the knowledge of the Company, there has been no material adverse change in the financial condition of any Company Pension Plan since its last such annual valuation date. Except as would not reasonably be expected to have a material adverse effect, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any U.S. Company Benefit Plan, or the single-employer plan of any person or entity that, together with the Company or any of its subsidiaries, is treated as a single employer (a "COMMONLY CONTROLLED ENTITY") under Section 414(b), (c), (m) or (o) of the code or
Section 4001 of ERISA, that is maintained or contributed to for the benefit of any current or former directors, officers, employees, agents, independent contractors or consultants of the Company or any of its subsidiaries. Except as would not reasonably be expected to have a material adverse effect, none of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the U.S. Company Benefit Plans which are subject to ERISA, including the Company Pension Plans or, to the knowledge of the Company, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any subsidiaries of the Company or any officer of the Company or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. During the last five years, none of the U.S. Company Benefit Plans and trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived or satisfied with respect to any U.S. Company Benefit Plan during the last five years. During the last six years, neither the Company nor any of its subsidiaries has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) with respect to any Multiemployer Plan that the Company or any of its subsidiaries has or had in the last six years an obligation to contribute to on behalf of its or their employees. Except as would not reasonably be expected to have a material adverse effect, all contributions and premiums required to be made by the Company and its subsidiaries under the terms of any Company Benefit Plan or with respect to any Multiemployer Plan in accordance with the contribution schedules provided to the Company by the administrator of any such Multiemployer Plan as of the date hereof have been timely made or have been accrued in accordance with GAAP. Neither any Company Pension Plan, nor to the knowledge of the Company, any single-employer plan of a Commonly Controlled Entity has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, in each case, as of the most recent valuation date of any such plan.

          (v) With respect to any U.S. Company Benefit Plan that is an employee welfare benefit plan, (i) no such U.S. Company Benefit Plan is unfunded or funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code), (ii) each such U.S. Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code and (iii) the Company has reserved the right to amend or terminate the U.S. Company Benefit Plans. Except as set forth in the Filed SEC documents, neither the Company nor any of its subsidiaries has any material obligations for retiree health and life benefits under any U.S. Company Benefit Plan or Company Benefit Agreement.

          (vi) The consummation of the Offer, the Merger or any other transaction contemplated by this Agreement will not (x) entitle any employee, officer or director of the Company or any of its subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the U.S. Company Benefit Plans or Company Benefit Agreements or (z) result in any breach or violation of, or a default under, any of the U.S. Company Benefit Plans or Company Benefit Agreements.

          (vii) Any amount or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the Offer, the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any U.S. Company Benefit Plan or Company Benefit Agreement or otherwise would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any of its subsidiaries or any other person in the event that the excise tax under Section 4999 of the Code is imposed on such disqualified individual. Set forth in the Company Disclosure Schedule is (i) the estimated aggregate amount as of the date hereof that could be paid to the persons listed on Section 3.01(m)(vii) of the Company Disclosure Schedule ("PRIMARY COMPANY EXECUTIVES") as a result of the Offer, the Merger and the other transactions contemplated by this Agreement under all U.S. Company Benefit Plans and Company Benefit Agreements and (ii) the "base amount" (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive calculated as of the date of this Agreement.

          (viii) Except as would not reasonably be expected to have a material adverse effect, the deduction of any amount payable pursuant to the terms of the U.S. Company Benefit Plans or the Company Benefit Agreements (including by reason of the transactions contemplated hereby) will not be subject to disallowance under Section 162(m) of the Code.

          (n) TAXES. (i) (A) Each of the Company and its subsidiaries has timely filed all domestic and foreign (whether national, federal, state, provincial, local or otherwise) tax returns and reports required to be filed by it except to the extent any such failures to file, individually and in the aggregate, would not reasonably be expected to have a material adverse effect; (B) each of the Company and its subsidiaries has timely paid all taxes shown as due on such returns and reports except to the extent any such failures to timely pay, individually and in the aggregate, would not reasonably be expected to have a material adverse effect; and (C) the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all current taxes payable by the Company and each of its subsidiaries (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax items) for all taxable periods and portions thereof through the date of such financial statements.

          (ii) No material domestic or foreign (whether national, federal, state, provincial, local or otherwise) income or franchise tax return or report or any other material tax return or report of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written or, to the knowledge of the Company, unwritten notice of such an audit or examination has been received by the Company or any of its subsidiaries. The Company has received no notice of deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of taxes due and owing by the Company or any of its subsidiaries. Each deficiency resulting from any completed audit or examination relating to any material amount of taxes by any taxing authority or any concluded litigation has been timely paid. The United States Federal income tax returns of the Company and each of its subsidiaries that is consolidated in such returns have been examined by the Internal Revenue Service or have closed by virtue of the expiration of the relevant statute of limitations for all years through December 13, 1995.

          (iii) Except as disclosed on Section 3.01(n)(iii) of the Company Disclosure Schedule, with respect to each of the Company and its subsidiaries, to the knowledge of the Company there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

          (iv) No material Liens for taxes exist upon any assets or properties of the Company or any of its subsidiaries, except for statutory Liens for taxes not yet due and Liens for taxes that the Company or any of its subsidiaries is contesting in good faith for which adequate reserves have been established.

          (v) Except as disclosed on Section 3.01(n)(v) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or, to the knowledge of the Company, any similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement, gain recognition agreement or other material agreement relating to taxes with any taxing authority).

          (vi) None of the Company or any of its subsidiaries was, at any time during a period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (vii) None of the Company or any of its subsidiaries has at any time since December 13, 1995 been a member of a Company Affiliated Group (as defined in Section 3.01(n)(x)), other than a group of which the Company, Pechiney North America, Inc. a Delaware corporation, or Pechiney, a French corporation, directly or indirectly, singly or together, has been the common parent, and, to the best knowledge of the Company, none of the Company or any of its subsidiaries has any liability for taxes of any other person which is not a subsidiary of the Company under Treasury Regulation Section 1.1502-6 (or comparable provisions of foreign, state or local law), as a transferee or successor, by contract or otherwise.

          (viii) Except as otherwise disclosed in the Filed SEC Documents, none of the Company or any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

          (ix) As disclosed in Section 3.01(n)(ix) of the Company Disclosure Schedule, as of December 31, 1999, the Company had U.S. federal net operating loss carryforwards

(the "NOL CARRYFORWARDS") totaling not less than $343,338,892. Section 3.01(n)(ix) of the Company Disclosure Schedule sets forth the periods during which the NOL Carryforwards arose and the expiration dates of the NOL Carryforwards, identifies which amounts, if any, are currently limited under
Section 382 of the Code or the "separate return limitation year" ("SRLY") rules of the consolidated return regulations, and, in the case of NOL Carryforwards currently limited under Section 382 of the Code, the relevant
Section 382 limitation (within the meaning of Section 382(b)(1) of the Code).

          (x) As used in this Agreement, (A) "TAXES" shall include all (x) domestic and foreign (whether national, federal, state, provincial, local or otherwise) income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding, license, severance, stamp, premium, environmental, customs, duties, capital stock, unemployment, disability, registration, estimated, alternative, add-on minimum and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and
(z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the types described in clause (x) or (y) and (B) "COMPANY AFFILIATED GROUP" shall mean each group of which the Company or any of its subsidiaries is or has been a member during a period for which the group filed a tax return or report on an affiliated, combined, consolidated or unitary basis.

          (o) INTELLECTUAL PROPERTY. (i) The Company and its subsidiaries own, free and clear of all Liens, or are validly licensed or otherwise have the right to use all the trademarks, service marks, trade names, brands, copyrights and patents, all applications for registration and registrations for such trademarks, copyrights and patents and all mask works, trade secrets, confidential and proprietary information, compositions of matter, formulas, designs, proprietary rights, know-how and processes owned by or licensed to or used by the Company or any of its subsidiaries (all of the foregoing collectively hereinafter referred to as the "INTELLECTUAL PROPERTY RIGHTS") that are material to the conduct of the business of the Company and its subsidiaries, with such exceptions as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. To the Company's knowledge, all the Intellectual Property Rights are valid, enforceable and in full force and effect.

          (ii) To the Company's knowledge, none of the Company or any of its subsidiaries has interfered with, infringed upon or misappropriated any valid Intellectual Property Rights or other proprietary information of any other person, except any such infringement or misappropriation that, individually and in the aggregate would not reasonably be expected to have a material adverse effect. Since August 2, 1999, none of the Company or any of its subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that the Company or any of its subsidiaries must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) that has not been settled or otherwise fully resolved. To the Company's knowledge, no other person has interfered with, infringed upon or misappropriated any Intellectual Property Rights of the Company or any of its subsidiaries, except any such infringement or misappropriation that, individually and in the aggregate would not reasonably be expected to have a material adverse effect.

          (p) STATE TAKEOVER STATUTES. The Board of Directors of the Company has taken all actions necessary to exempt the Offer, the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby under Section 203 of the DGCL. No other state takeover or similar statute or regulation is applicable to this Agreement, the Stockholders Agreement, the Offer, the Merger or the other transactions contemplated hereby or thereby.

          (q) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor, finder or other similar person, other than Deutsche Bank Securities Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Rexam true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

          (r) OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Deutsche Bank Securities Inc., substantially to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Rexam.

          SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF REXAM AND SUB. Rexam and Sub represent and warrant to the Company as follows:

          (a) ORGANIZATION. Each of Rexam and Sub is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority to carry on its business as now being conducted.

          (b) AUTHORITY; NONCONTRAVENTION. Rexam and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Rexam and Sub, the consummation by Rexam and Sub of the transactions contemplated hereby and the financing arrangements referred to in Section 3.02(d), have been duly authorized by all necessary corporate action on the part of Rexam and Sub and no other corporate proceedings on the part of Rexam or Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject to obtaining the approval of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, at the Rexam Shareholders Meeting (as defined in Section 5.01(c)) or any adjournment or postponement thereof by the holders of the outstanding ordinary shares of Rexam to the extent required by the rules of the London Stock Exchange (the "REXAM SHAREHOLDER APPROVAL"). The Rexam Shareholder Approval shall require only the affirmative vote of the holders of a majority of all of the outstanding ordinary shares of Rexam that are entitled to vote upon the proposals to approve this Agreement, the Offer and the Merger and are present or represented by proxy at the Rexam Shareholders Meeting. This Agreement has been duly executed and delivered by Rexam and Sub, as applicable, and constitutes a valid and binding obligation of Rexam and Sub, as applicable, enforceable against Rexam and Sub, as applicable, in accordance with its terms, subject to laws concerning bankruptcy and creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Rexam under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the articles of organization or by-laws or similar organizational documents of Rexam or the certificate of incorporation or by-laws or similar organizational documents of any of its subsidiaries (including Sub), (ii) any Contract to which Rexam or Sub is a party or any of their respective properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or
     (B) judgment, order or decree, in each case applicable to Rexam or Sub or their respective properties or assets, other than, in the case of clauses
     (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually and in the aggregate, would not reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Rexam or Sub in connection with the execution and delivery of this Agreement by Rexam and Sub and the execution and delivery of the Stockholders Agreement by

     Rexam or the consummation by Rexam and Sub of the transactions contemplated hereby and thereby or the compliance with the provisions hereof or thereof, except for (1) the filing of a premerger notification and report form under the HSR Act or the anti-competition laws or regulations of the European Union or any foreign jurisdiction in which the Company or Rexam (directly or through subsidiaries, in each case) has material assets or conducts material operations, or any other applicable competition, merger control, antitrust or similar laws or regulations, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (3) filings in connection with the Rexam Shareholder Approval, including the filing of the Circular with the London Stock Exchange, (4) the filing of the Offer Documents with the SEC and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually and in the aggregate, would not impair in any material respect the ability of Rexam or Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (c) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

          (d) CAPITAL RESOURCES. Prior to the date hereof, Rexam has obtained written commitments for the financing to pay for all shares of the Company Common Stock validly tendered into and not withdrawn from the Offer and to pay the Merger Consideration and all associated costs and expenses (including refinancing of the Company's existing indebtedness following the consummation of the Offer), copies of which have been delivered to the Company.

          (e) DIRECTOR RECOMMENDATIONS. The Board of Directors of Rexam (or a duly authorized committee) has duly and unanimously adopted resolutions which are still in full force and effect as of the date hereof (i) approving and declaring advisable the Offer, the Merger, this Agreement and the transactions contemplated hereby
     (ii) directing that this Agreement be submitted to a vote at a meeting of Rexam's shareholders and (iii) recommending that Rexam's shareholders approve this Agreement.


                                      ARTICLE IV

                      COVENANTS RELATING TO CONDUCT OF BUSINESS

          SECTION 4.01. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, except (i) as consented to in writing by Rexam, (ii) as specifically contemplated by this Agreement or (iii) as disclosed on Schedule
4.01 of the Company Disclosure Schedule (with specific reference to the Subsection of this Section 4.01 to which the information stated in such disclosure relates and such other Subsections of this Section 4.01 to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Subsection readily apparent), the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use their commercially reasonable efforts to comply with all applicable laws, rules and regulations and, to the extent consistent therewith, use their commercially reasonable efforts to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them in all material respects. Without limiting the generality of the foregoing, but subject to clauses (i),
(ii) and (iii) above, the Company shall not, and shall not permit any of its subsidiaries to:

          (i) (w) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock except for cash dividends by a direct or indirect wholly owned subsidiary of the Company organized under the laws of any jurisdiction other than any European subsidiary of the Company to its parent, (x) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities or (z) liquidate or merge with any subsidiaries of the Company;

          (ii) issue, deliver, sell, pledge or otherwise transfer or encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible securities or any stock appreciation rights or other rights that are linked to the price of Company Common Stock (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options that are in existence on the date of this Agreement);

          (iii) amend its certificate of incorporation or by-laws (or similar organizational documents);

          (iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (B) any assets other than purchases of assets in the ordinary course of business consistent with past practice;

          (v) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interest therein, except sales of
     (i) inventory and obsolete assets in the ordinary course of business consistent with past practice and (ii) immaterial assets in the ordinary course of business consistent with past practice;

          (vi) (x) repurchase, accelerate, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) short-term borrowings incurred in the ordinary course of business consistent with past practice, (B) borrowings under existing credit facilities of the Company or any of its subsidiaries up to the existing borrowing limit on the date hereof or (C) any acceleration of the indebtedness of the Company and its subsidiaries occurring as a result of the consummation of the Offer, the Merger or the other transactions contemplated hereby or by the Stockholders Agreement (PROVIDED, HOWEVER, that with respect to this Section 4.01(a)(vi)(x), such borrowings at any month end shall not exceed by more than $50,000,000 in the aggregate the maximum amount for any month end set forth in the Company's current 2000 budget, a true and complete copy of which has been made available to Rexam prior to the date of this Agreement, which maximum amount is hereby represented and warranted by the Company to be no more than $1.2 billion),
     (y) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned subsidiary of the Company, other than in the ordinary course of business consistent with past practice and not materially greater than the amounts, if any, set forth in the Company's current 2000 budget or
     (z) enter into any hedging agreement or other financial agreement or arrangement designed to protect the company against fluctuations in commodities prices or current exchange rates, except agreements or arrangements in respect of contractual commitments of the Company entered into in the ordinary course of business consistent with past practice;

          (vii) incur or commit to incur any capital expenditures, whether by acquisition or internal investment, or any obligations or liabilities in connection therewith, in excess of $3,000,000 individually or $6,000,000 in the aggregate above expenditures that are consistent (as to amount) and not materially inconsistent (as to timing) with the Company's current capital budget for 2000, a true and complete copy of which has been made available to Rexam prior to the date of this Agreement;

          (viii) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $5,000,000 in the aggregate other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected, reserved against or otherwise disclosed in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed SEC Documents (for amounts not in excess of such reserves or as otherwise disclosed) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

          (ix) (A) grant to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries any increase in cash compensation or pay any bonus, other than in the ordinary course of business consistent with past practice to persons that are not directors or Primary Company Executives, (B) grant to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries any increase in severance or termination pay,
     (C) establish, adopt, enter into or amend any Company Benefit Agreement,
     (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement (except that the collective bargaining agreements covering the Oklahoma City, Valparaiso or Whitehouse plants may be adopted after prior notification to Rexam) or Company Benefit Plan,
     (E) take any action to accelerate any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Agreement or Company Benefit Plan, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Company Benefit Plan or Company Benefit Agreement, other than pursuant to the provisions of Section 5.04 hereof, including any payment of cash pursuant thereto or (F) amend or modify or grant any Company Stock Option, in each case above other than (i) changes that are required by applicable law or (ii) to satisfy obligations existing as of the date hereof;

          (x) fail to maintain existing insurance at levels substantially comparable to current levels;

          (xi) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company and its subsidiaries other than in the ordinary course of business consistent with past practices; PROVIDED that in no event shall the Company license on an exclusive basis or sell any Intellectual Property Rights of the Company or its subsidiaries;

          (xii) enter into or amend any agreements pursuant to which any person is granted exclusive marketing, manufacturing or other rights with respect to any material Company product, process or technology;

          (xiii) except insofar as may be required by a change in GAAP or generally accepted accounting principles of the applicable jurisdiction or changes in applicable law, make any changes in accounting methods, principles or practices;

          (xiv) take any action that would reasonably be expected to result in
     (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Offer or the Merger not being satisfied;

          (xv) transfer, encumber or redeem any shares of capital stock of Nacanco Holding Europe or Nacanco Holding France; or

          (xvi) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

          (b) CERTAIN TAX MATTERS. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (i) timely file all tax returns ("POST-SIGNING RETURNS") required to be filed by each such entity; (ii) timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time;
(iv) promptly notify Rexam of any suit, claim, action, investigation, proceeding or audit (collectively, "ACTIONS") pending against or with respect to the Company or any of its subsidiaries in respect of any tax and not settle or compromise any such Action without Rexam's consent; (v) not make any material tax election without Rexam's consent, which consent shall not be unreasonably withheld; and (vi) upon satisfaction of or waiver of the conditions set forth in Article VI cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements and practices with respect to taxes to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is otherwise bound to be terminated as of the Closing Date (unless directed otherwise by Rexam in writing delivered to the Company at least five business days prior to the Closing) so that after such date neither the Company nor any of its subsidiaries shall have any further rights or liabilities thereunder.

          (c) CONDUCT OF BUSINESS BY REXAM. During the period from the date of this Agreement to the Effective Time, Rexam shall not make any acquisitions of assets or businesses in the beverage packaging industry which, in its reasonable judgment, would be reasonably likely to materially impede obtaining the regulatory approvals necessary to consummate the Offer and the Merger.

          SECTION 4.02. NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any person with respect to, any Takeover Proposal; PROVIDED that at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer (the "SPECIFIED DATE"), the Board of Directors of the Company may, in response to a Superior Proposal (as defined below) or a bona fide Takeover Proposal that such Board of Directors determines in good faith is reasonably likely to lead to a Superior Proposal (a "LIKELY SUPERIOR PROPOSAL"), in each case that was unsolicited and that did not otherwise result from a breach of this Section 4.02, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its subsidiaries to the person making such Superior Proposal or Likely Superior Proposal (and its representatives) pursuant to a customary confidentiality agreement (which confidentiality agreement contains terms that are no less favorable to the Company than, the terms of the Confidentiality Agreement dated March 10, 2000, between Rexam and the Company (as it may be amended from time to time, the "CONFIDENTIALITY AGREEMENT")); and (y) participate in discussions or negotiations with the person making such Superior Proposal or Likely Superior Proposal (and its representatives) regarding such Superior Proposal or Likely Superior Proposal.

          For purposes of this Agreement, "SUPERIOR PROPOSAL" means any offer not solicited by the Company made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and its subsidiaries and otherwise on terms which the Board of Directors of the Company determines in good faith (following receipt of the advice of a financial advisor of nationally recognized reputation) to provide consideration to the holders of Company Common Stock with a greater value than the consideration payable in the Merger, taking into account any changes to the terms of this Agreement proposed in writing by Rexam in response to such

Superior Proposal or otherwise.

          For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its subsidiaries, taken as a whole, or 15% or more of any class or series of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class or series of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except as set forth below, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Rexam or Sub) or propose to withdraw (or modify in a manner adverse to Rexam or Sub) the approval or recommendation by such Board of Directors or any such committee of this Agreement, the Offer or the Merger,
(ii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Takeover Proposal, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a) entered into under the circumstances referred to in such Section 4.02(a)) or (iv) agree or resolve to take any of the actions set forth in clauses (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing, at any time prior to the Specified Date, the Board of Directors of the Company may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of Section 4.02(a), withdraw or modify the recommendation by such Board of Directors of this Agreement, the Offer or the Merger or terminate this Agreement, if such Board of Directors determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so (and concurrently with or after such termination, if it so chooses, cause the

Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only at a time that is prior to the Specified Date and is after the fourth business day following Rexam's receipt of written notice advising Rexam that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly (and in no event later than 72 hours) advise Rexam orally and in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such request, Takeover Proposal or inquiry. The Company shall promptly keep Rexam informed in all material respects of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

          (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; PROVIDED, HOWEVER, that, except as set forth in
Section 4.02(b), in no event shall the Board of Directors of the Company or any committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement, the Offer or the Merger or adopt, approve or recommend, or propose to adopt, approve or recommend, any Takeover Proposal.


                                      ARTICLE V

                                ADDITIONAL AGREEMENTS

          SECTION 5.01. PREPARATION OF THE PROXY STATEMENT; COMPANY STOCKHOLDERS MEETING; REXAM SHAREHOLDERS MEETING;

OFFERING CIRCULAR. (a) If the adoption of this Agreement by the Company's stockholders is required by law, the Company and Rexam shall, as promptly as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable following the expiration of the Offer. The Company shall promptly notify Rexam upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Rexam with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Rexam an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Rexam and (iii) shall not file or mail such document or respond to the SEC prior to receiving Rexam's approval, which approval shall not be unreasonably withheld or delayed.

          (b) If the adoption of this Agreement by the Company's Stockholders is required by law, the Company shall, as promptly as practicable following the expiration of the Offer, establish a record date (which will be as promptly as reasonably practicable following the expiration of the Offer) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of obtaining the Company Stockholder Approval. Subject to Section 4.02(b), the Company shall, through its Board of Directors, recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this
Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board's or committee's approval or recommendation of the Offer, the Merger or this Agreement. Notwithstanding the foregoing, if Sub or any other subsidiary of Rexam shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without the Company Stockholders Meeting in accordance with Section 253 of the DGCL.

          (c) Rexam shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold an extraordinary general meeting of its shareholders, which Rexam shall endeavor to hold as promptly as practicable following the date of this Agreement (the "REXAM SHAREHOLDERS MEETING") for the purpose of obtaining the Rexam Shareholder Approval. In connection with the Rexam Shareholders Meeting, Rexam shall in accordance with applicable law and stock exchange regulations, as promptly as practicable following the date of this Agreement, file with the London Stock Exchange a draft copy of its Class 1 Circular and, if required, listing particulars, (the "CIRCULAR") relating to the matters to be considered at the Rexam Shareholders Meeting, respond promptly to any comments made by the London Stock Exchange with respect to the draft Circular and cause a definitive Circular to be mailed to its shareholders as promptly as practicable following filing with the London Stock Exchange. Neither the Board of Directors of Rexam nor any committee thereof shall withdraw (or modify in a manner adverse to the Company) or propose to withdraw (or modify in a manner adverse to the Company) the approval or recommendation by such Board of Directors or any such committee of this Agreement, the Offer or the Merger unless the Board of Directors (or any such committee) determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so.

          (d) Rexam agrees to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Rexam or any subsidiary of Rexam to be voted in favor of the Company Stockholder Approval.

          SECTION 5.02. ACCESS TO INFORMATION; CONFIDENTIALITY. Except as required by applicable law, the Company shall, and shall cause each of its subsidiaries to, afford to Rexam, and to Rexam's officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, reasonable and reasonably prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, make available to Rexam on a prompt basis (a) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and
(b) all other information concerning its business, properties and personnel as Rexam may reasonably request (including access to, but not copies of, the work papers of PricewaterhouseCoopers LLP). Except as required by law, Rexam will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

          SECTION 5.03. COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions to the Offer and the Merger to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including the making of all filings under the HSR Act and the European antitrust laws as promptly as reasonably practicable, and in any event, within 15 business days after the date hereof, and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Stockholders Agreement, the Offer, the Merger or any of the other transactions contemplated hereby or thereby, use its commercially reasonable efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement or the Stockholders Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Stockholders Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the Stockholders Agreement, the Offer, the Merger and the other transactions contemplated hereby or thereby. The Company and Rexam shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining any such waivers, consents, approvals, orders and authorizations, including, without limitation: (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (ii) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or material proposed oral) communication with any Governmental Entity, (iii) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate thereat, (iv) furnishing the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement, the Offer and the Merger, and (v) furnishing the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. The Company and Rexam may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Rexam, as the case may be) or its legal counsel.

          (b) The Company shall give prompt notice to Rexam, and Rexam shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition agreement to be complied with or satisfied by it under this Agreement; PROVIDED that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          SECTION 5.04.  COMPANY STOCK OPTIONS AND OTHER EQUITY BASED AWARDS.
(a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (if any) as may be required to provide that (i) each Company Stock Option, whether vested or unvested, shall be canceled effective immediately after the earlier of the Specified Date if upon closing of the Offer Rexam owns directly or indirectly at least 80% of the Company Common Stock and the Effective Time, with the holder thereof becoming entitled to receive an amount of cash equal to the product of (x) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by
(y) the number of shares of Company Common Stock issuable pursuant to the unexercised portion of such Company Stock Option less any tax withholding required by the Code or any provision of state or local law and (ii) at the earlier of the Specified Date if upon closing of the Offer Rexam owns directly or indirectly at least 80% of the Company Common Stock and the Effective Time, each deferred stock unit, conversion share, restricted stock obligation and performance share under the Stock Compensation Conversion Plan, Directors' Stock Plan, Directors' Pension Conversion Plan and 1999 Long-Term Stock Incentive Plan (collectively, the "STOCK AWARDS") shall fully vest and become immediately payable or distributable and immediately following the earlier of the Specified Date if upon closing of the Offer Rexam owns directly or indirectly at least 80% of the Company Common Stock and the Effective Time, each Stock Award shall be canceled and the holder thereof shall be entitled to receive an amount in cash equal to the product of (x) the Merger Consideration, multiplied by (y) the number of shares of Company Common Stock subject to such Stock Award, less any tax withholding required under the Code or any provision of state or local law. All amounts payable pursuant to this Section 5.04 shall be paid no later than two business days following the earlier of the Specified Date if upon closing of the Offer Rexam owns directly or indirectly at least 80% of the Company Common Stock and the Effective Time.

          (b) The Company shall use its reasonable efforts to take all actions determined to be necessary to effectuate the foregoing as mutually agreed by Rexam and the Company.

          (c) Prior to the Effective Time, the Company Board of Directors (or, if appropriate, any committee administering the Company Stock Plans) shall take or cause to be taken such actions as are required to cause (x) the Company Stock Plans to terminate as of the Effective Time, subject to the prior satisfaction of all obligations thereunder and (y) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest on or following the Effective Time in respect of any capital stock of the Company to be deleted as of the Effective Time.

          SECTION 5.05. INDEMNIFICATION, EXCULPATION AND INSURANCE. (a) Rexam and Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or similar organizational documents) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Rexam shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

          (c) For six years after the Effective Time, Rexam shall maintain in effect the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; PROVIDED that (i) Rexam may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 5.05(c) and (ii) in no event shall Rexam be required to pay aggregate premiums for insurance under this
Section 5.05(c) in excess of 150% of the amount of the aggregate premiums paid by the Company for 1999 for such purpose (which 1999 premiums are hereby represented and warranted by the Company to be $630,000); PROVIDED FURTHER that Rexam shall nevertheless be obligated to provide such coverage as may be obtained for such 150% amount.

          (d) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director and officer of the Company and each subsidiary of the Company (the "INDEMNIFIED PARTIES") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director or officer occurring before the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the

Surviving Corporation, promptly after statements therefor are received and
(ii) the Company or the Surviving Corporation, as the case may be, shall cooperate in the defense of any such matter; PROVIDED, HOWEVER, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and PROVIDED FURTHER that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 5.05(d) to pay the fees and expenses of more than one counsel (and one local counsel) for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.

          (e) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives.

          SECTION 5.06.  FEES AND EXPENSES.  (a)  Except as set forth in
Section 5.06(c), all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) In the event that (i) (A) a Takeover Proposal shall have been publicly proposed or publicly announced or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Rexam or the Company pursuant to Section 7.01(b)(i) and (C) within 12 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal, (ii)(A) this Agreement is terminated by Rexam pursuant to Section 7.01(c)(2) and (B) within 12 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal, or (iii) this Agreement is terminated by Rexam pursuant to Section 7.01(c)(1) or by the Company pursuant to Section 7.01(f), then the Company shall pay Rexam a fee equal to $35,000,000 (the "TERMINATION FEE") by wire transfer of same day funds to an account designated by Rexam in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(C) or 5.06 (b)(ii)(B), upon the first to occur of such events and in the case of a payment as a result of any event referred to in Section 5.06(b)(iii), promptly, but in no event later than the date of such termination. For purposes of Sections 5.06(b)(i)(C) and 5.06(b)(ii)(B), a "Takeover Proposal" shall have the meaning assigned to such term in Section 4.02(b), except that references to "15%" in such definition shall be deemed to be references to "50%". The parties acknowledge that the agreements contained in this Section 5.06(b) and in Sections 5.06(c) and (d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the party that is required to pay (the "PAYING PARTY") fails promptly to pay the amounts due pursuant to this Section 5.06(b) or Sections 5.06(c) or (d), as applicable, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Paying Party for the amounts set forth in this Section 5.06(b) or Sections 5.06(c) or (d), as applicable, the Paying Party shall pay to the other party interest on the amounts set forth in this Section 5.06(b) or Sections 5.06(c) or (d), as applicable, at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

          (c) The Company shall reimburse Rexam and Sub for all their expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement (i) in the event this Agreement is terminated in the circumstances described in Section 5.06(b)(i) or 5.06(b)(ii), upon the first to occur of the events referred to in Section 5.06(b)(i)(C) or 5.06(b)(ii)(B), as applicable, or (ii) in the event this Agreement is terminated in the circumstances described in Section 5.06(b)(iii), promptly, but in no event later than the date of such termination; PROVIDED that the aggregate amount of such reimbursement together with the Termination Fee shall not exceed $50,000,000 in the aggregate. All payments made pursuant to this Section 5.06(c) shall be made by wire transfer of same day funds to an account designated by Rexam.

          (d) Rexam shall pay $15,000,000 to the Company (i) in the event this Agreement is terminated by Rexam pursuant to Section 7.01(b)(iii), promptly, but in no event later than the date of such termination, or (ii) in the event this Agreement is terminated by the Company pursuant to either Section 7.01(b)(iii) or 7.01(e)(ii), within two business days after such termination, so long as, in either case, the Company is not in breach of any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to a failure of a condition set forth in paragraph (d) or (e) of Exhibit A. All payments made pursuant to this Section 5.06(d) shall be made by wire transfer in immediately available funds to an account designated by the Company.

          SECTION 5.07. INFORMATION SUPPLIED. (a) The Company agrees that none of the information included or incorporated by reference in (i) the Offer Documents or the Schedule 14D-9 or any information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "INFORMATION STATEMENT") will, at the time it is filed with the SEC or first published, sent or given to the Company's stockholders, or at the time of any amendment or supplement thereof, or (ii) the Proxy Statement will, at the date it is filed with the SEC or mailed to the Company's stockholders, at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, in each case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement, the Offer Documents, the Schedule 14D-9 or the Information Statement based on information supplied by Rexam or Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement, Offer Documents, the Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          (b) Rexam and Sub agree that none of the information supplied or to be supplied by Rexam or Sub specifically for inclusion in the Proxy Statement, the Offer Documents, the Schedule 14D-9 or the Information Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date (i) the Offer Documents or the Information Statement is filed with the SEC or first published, sent or given to the Company stockholders or (ii) the Proxy Statement is filed with the SEC or mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (c) The Company agrees that none of the information supplied by it to Rexam specifically for inclusion in the Circular will, at the date it is filed with the London Stock Exchange or mailed to the Rexam's shareholders, at the time of the Rexam Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Circular based on information supplied by Rexam or Sub specifically for inclusion or incorporation by reference therein.

          (d) Rexam and Sub agree that none of the information supplied or to be supplied by Rexam or Sub specifically for inclusion in the Circular will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Circular is filed with the London Stock Exchange or mailed to the Rexam's shareholders or at the time of the Rexam Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 5.08.  BENEFITS MATTERS.   (a)  From and after the
Specified Date, Rexam shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms the Company Benefit Plans, Company Benefit Agreements and all of the Company's other employee benefit, compensation, employment, severance and termination agreements, plans and policies, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event); it being agreed and acknowledged by Rexam that the transactions contemplated by this Agreement constitute a "change of control" for all purposes under all such agreements, plans and policies.

          (b) For all purposes under the employee benefit plans of Rexam and its affiliates providing benefits to any current employees of the Company or any of its subsidiaries (the "COMPANY EMPLOYEES") after the Effective Time, each Company Employee shall be credited with his or her years of service with the Company and its affiliates (and any predecessor entities thereof) before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time (or if earlier, the Specified Date), to credit for such service under any similar Company Benefit Plans, except for purposes of benefit accrual under defined benefit pension plans to the extent giving such credit would result in a duplication of accrued benefits in respect of the same period of service. Rexam will, or will cause its subsidiaries to provide each Company Employee with credit for any co-payments and deductibles incurred prior to the Effective Time (or such earlier or later transition date to new welfare benefits plans) for the calendar year in which the Effective Time (or such earlier or later transition date) occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that the Company Employees are eligible to participate in after the Effective Time.

          (c) Rexam agrees that, during the period from the Specified Date until December 31, 2001 (the "CONTINUATION PERIOD"), the Company Employees shall continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate to those provided to such employees by the Company and its subsidiaries immediately prior to the Specified Date (other than equity or equity-based programs). Notwithstanding anything to the contrary contained herein, during the Continuation Period , Rexam shall, or shall cause the Surviving Corporation to, honor and continue the Company's severance plans including the severance benefits plan enhancements thereto as in effect on the date hereof, without amendment or modification.

          (d) At the Effective Time, Rexam and the Company will establish a retention bonus pool in the amount of approximately $13,000,000 to be allocated and paid as set forth on Section 5.08(d) of the Company Disclosure Schedule.

          (e) Nothing contained in this Section 5.08 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Company Employee or, subject to the limitations of Sections 5.08(a), (b), (c) and (d), any change in the employee benefits available to any individual Company Employee or the amendment or termination of any particular Company Benefit Plan, Company Benefit Agreement or other employee benefit plan, program, policy or arrangement to the extent permitted by its terms as in effect immediately prior to the Specified Date.

          SECTION 5.09. OPTION TO PURCHASE IDENTIFIED ASSETS. At Rexam's option, Rexam or one or more of its subsidiaries may purchase immediately preceding the purchase of shares of the Company Common Stock pursuant to the Offer, at or prior to which time the Minimum Tender Condition shall have been satisfied, all other conditions of the Offer shall be deemed satisfied or waived and Rexam shall have unconditionally committed to close the Offer, any of the assets of the Company or its subsidiaries; PROVIDED that the completion of the Offer shall be a condition subsequent to any such purchase.
 To exercise this option, Rexam must notify the Company in writing and such notification will identify the assets to be purchased. Rexam or its affiliates will purchase the assets by providing to the person transferring the assets consideration equal to the purchased asset's mutually agreed fair market value. Such consideration may take the form of cash, notes, securities, assumption of liabilities or such other forms as determined in Rexam's sole discretion.

          SECTION 5.10. PUBLIC ANNOUNCEMENTS. Rexam and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 5.11. STOCKHOLDER AGREEMENT LEGEND. The Company will inscribe upon any certificate representing Subject Shares (as defined in the Stockholders Agreement) that are submitted to the Company for such purpose the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF THE COMPANY, REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF MARCH 31, 2000, AND THE TRANSFER AND VOTING THEREOF ARE SUBJECT TO THE TERMS OF SUCH AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY."; and the Company will return such certificate containing such inscription to the Specified Stockholder within three business days following the Company's receipt thereof.

          SECTION 5.12. DIRECTORS. (a) Promptly upon the acceptance for payment of, and payment by Sub for, any shares of Company Common Stock pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Sub bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Sub's designees to be so elected; PROVIDED, HOWEVER, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time the Board of Directors of the Company shall have at least three directors who are Directors on the date of this Agreement and who are not officers of the Company or representatives of any affiliates of the Company (the "INDEPENDENT DIRECTORS"); and PROVIDED FURTHER that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, Rexam or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Rexam necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by

Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Board of Directors of the Company as provided above.

          (b) Prior to the Effective Time, the Company shall cause each member of its Board of Directors, other than Sub's designees, to execute and deliver a letter effectuating his or her resignation as a director of such Board of Directors effective immediately prior to the Effective Time.

                            ARTICLE VI

                       CONDITIONS PRECEDENT

          SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) STOCKHOLDER APPROVAL. The Company Stockholder Approval, if required by applicable law, and the Rexam Shareholder Approval shall have been obtained.

          (b) ANTITRUST. (i) Any requisite waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable competition, merger, control, antitrust or similar law or regulation shall have been terminated or shall have expired and (ii) the EC Commission shall have declared, in terms, taken together with those in clause (iii)(B) below, that are not materially commercially unreasonable in the aggregate, that the concentration is compatible with the common market pursuant to Articles 6(1)(b) or

     Article 8(2) of Council Regulation (EEC) No. 4064/89 (as amended by Council Regulation (EC) No. 1310/97) (the "REGULATION") and, (iii) in the event that a request under Article 9(2) of the Regulation has been made by one or more European Union or EFTA states, (A) the European Commission shall have indicated that it does not intend to refer the proposed acquisition, or any aspect thereof, to a competent authority of such state in accordance with
     Article 9 of the Regulation or (B) if such referral is made, the state(s) shall have resolved their investigations, in terms, taken together with those in clause (ii) above, that are not materially commercially unreasonable in the aggregate, or any applicable waiting period(s) shall have expired.

          (c) NO INJUNCTIONS OR LEGAL RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "LEGAL RESTRAINTS") that has the effect of preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered.

          (d) PURCHASE OF SHARES IN THE OFFER. Sub shall have previously accepted for payment and paid for the shares of Company Common Stock pursuant to the Offer.


                                 ARTICLE VII

                     TERMINATION, AMENDMENT AND WAIVER

          SECTION 7.01. TERMINATION. This Agreement may be terminated, and the Offer and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Rexam Shareholder Approval has been obtained:

          (a) by mutual written consent of Rexam, Sub and the Company;

          (b) by either Rexam or the Company:

               (i) if Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer prior to October 25, 2000; PROVIDED that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of Agreement has been a principal reason the Offer has not been consummated by such date;

               (ii) if any Governmental Entity shall have issued an order, injunction or other decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the Company Common Stock pursuant to the Offer or the Merger and such order, injunction, decree or ruling or other action shall have become final and nonappealable; or

               (iii) if the Rexam Shareholder Approval shall not have been obtained at the Rexam Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

          (c) by Rexam (1) if the Board of Directors of the Company or any committee thereof shall have (i) withdrawn or modified the recommendation of such Board of Directors of this Agreement, the Offer or the Merger or
     (ii) failed to confirm its recommendation to the Company's stockholders that they accept the Offer and give the Company Stockholder Approval within four business days after a written request by Rexam that it do so if such request is made following the making of a Takeover Proposal, PROVIDED that Rexam may not make more than one such request in respect of a Takeover Proposal unless such proposal has been materially modified or (2) if another person, other than the Specified Stockholder, shall have acquired more than 15% of the outstanding shares of Company Common Stock;

          (d) prior to the Specified Date by Rexam (i) if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in paragraph (d) or (e) of Exhibit A which breach has not been or is incapable of being cured by the Company within 20 business days after its receipt of written notice thereof from Rexam, or (ii) if any suit, action or proceeding set forth in paragraph (a) of Exhibit A shall have prevailed and become final and nonappealable;

          (e) prior to the Specified Date by the Company (i) if any of Rexam's representations and warranties contained in this Agreement shall not be true and correct, except for such failures to be true and correct that (without giving effect to any limitation as to "materiality" set forth therein), individually or in the aggregate, would not reasonably be expected to have a Rexam material adverse effect, which failure has not been or is incapable of being cured by Rexam within 20 business days after its receipt of written notice thereof from the Company, or (ii) if the Board of Directors of Rexam or any committee thereof shall have withdrawn or modified the recommendation of such Board of Directors of this Agreement, the Offer or the Merger; or

          (f)  prior to the Specified Date by the Company in accordance with
     Section 4.02(b) subject to compliance by the Company with the notice provisions therein and the Termination Fee and expense reimbursement provisions of Section 5.06.

          SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Rexam as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Rexam, Sub or the Company, other than the provisions of Section 3.01(q), the last sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII; PROVIDED that no such termination shall relieve any party hereto from any liability or damages resulting from a wilful breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

          SECTION 7.03. AMENDMENT. This Agreement may be amended by the parties hereto at any time, whether before or after the Company Stockholder Approval or the Rexam Shareholder Approval has been obtained; PROVIDED that, after the purchase of shares of Company Common Stock pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the Company Stockholder Approval or the Rexam Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders or shareholders of the parties without the further approval of such stockholders or shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of Sub's designees pursuant to Section 5.12 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Rexam and Sub's respective obligations under this Agreement.

          SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; PROVIDED that after the Company Stockholder Approval or the Rexam Shareholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders or shareholders of the parties without the further approval of such stockholders or shareholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

                               ARTICLE VIII

                            GENERAL PROVISIONS

          SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This

Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Rexam or Sub, to:

               Rexam PLC
               4 Millbank
               London, SW1P 3XR
               United Kingdom

               Attention: David Gibson, Esq.

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019

               Attention:  Robert I. Townsend, III, Esq.
                           Faiza J. Saeed, Esq.

               and

               Allen & Overy
               One New Change
               London, EC4M9QQ
               United Kingdom

               Attention:  Mark Wippell, Esq.

          if to the Company, to:

               American National Can Group, Inc.
               8770 West Bryn Mawr Avenue
               Chicago, IL 10631

               Attention:  William A. Francois, Esq.

               with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, NY 10019

               Attention:  Barry A. Bryer, Esq.
                           Gavin D. Solotar, Esq.

          SECTION 8.03.  DEFINITIONS.  For purposes of this Agreement:

          (a) an "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "MATERIAL ADVERSE EFFECT" means any state of facts, change, development, effect, event, condition or occurrence that is materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than adverse changes resulting from conditions, circumstances or changes affecting the beverage packaging industry in general and not the Company specifically;

          (c) "PERSON" means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;

          (d) "REXAM MATERIAL ADVERSE EFFECT" means any state of facts, change, development, effect, event, condition or occurrence that is materially adverse to the business, assets, financial condition or results of operations of Rexam and its subsidiaries, taken as a whole, other than adverse changes resulting from conditions, circumstances or changes affecting the beverage packaging industry in general and not Rexam specifically, or, with respect to Section 3.02(d), that prevents or materially impedes or delays the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

          (e) "SIGNIFICANT SUBSIDIARY" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the Exchange Act; and

          (f) a "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 8.04. INTERPRETATION. When a reference is made in this Agreement to a Section, Subsection or Schedule, such reference shall be to a Section or Subsection of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

          SECTION 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement and (b) except for the provisions of Sections 5.04, 5.05 and 5.08(d) and the schedule thereto, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies.

          SECTION 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, except by operation of law, by any of the parties hereto without the prior written consent of the other parties hereto, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Rexam or to any direct or indirect wholly owned subsidiary of Rexam, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

          SECTION 8.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

          SECTION 8.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Rexam, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                 REXAM PLC,

                                   by  /s/ ROLF BORJESSON

                                     Name: Rolf Borjesson
                                     Title: Chief Executive


                                 REXAM ACQUISITION SUBSIDIARY INC.,

                                   by  /s/ FRANK C. BROWN

                                     Name: Frank C. Brown
                                     Title: President


                                 AMERICAN NATIONAL CAN GROUP, INC.,

                                   by  /s/ EDWARD LAPEKAS

                                     Name: Edward Lapekas
                                     Title: Chairman and Chief Executive Officer

                                                                    EXHIBIT A

                               CONDITIONS OF THE OFFER

          Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least a majority of the outstanding Company Common Stock (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Company Common Stock on the date of purchase), (the "MINIMUM TENDER CONDITION"), (ii) any requisite waiting period under the HSR Act (and any extension thereof) applicable to the purchase of shares of Company Common Stock pursuant to the Offer or to the Merger, (iii) any other requisite waiting periods under any other applicable material competition, merger, control, antitrust or similar law or regulation shall have been terminated or shall have expired, (iv) the EC Commission shall have declared, in terms, taken together with those in clause (v)(B) below, that are not materially commercially unreasonable in the aggregate, that the concentration is compatible with the common market pursuant to Articles 6(1)(b) or Article 8(2) of the Regulation, (v) in the event that a request under Article 9(2) of the Regulation has been made by one or more European Union or EFTA states, (A) the European Commission shall have indicated that it does not intend to refer the proposed acquisition, or any aspect thereof, to a competent authority of such state in accordance with
Article 9 of the Regulation or (B) if such referral is made, the state(s) shall have resolved their investigations, in terms, taken together with those in clause (iv) above, that are not materially commercially unreasonable in the aggregate, or any applicable waiting period(s) shall have expired, and
(vi) the Rexam Shareholder Approval shall have been obtained. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and, subject to this Agreement, may terminate or amend the Offer, with the consent of the

Company or if, immediately prior to the applicable expiration of the Offer, any of the following conditions exists:

          (a) there shall be pending or formally threatened any suit, action or proceeding by any Governmental Entity, (i) challenging the acquisition by Rexam or Sub of any shares of Company Common Stock, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Rexam or Sub, (ii) seeking to prohibit or limit the ownership or operation by the Company or Rexam and their respective subsidiaries of any material portion of the business or assets of the Company or Rexam and their respective subsidiaries taken as a whole, or to compel the Company or Rexam and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Rexam and their respective subsidiaries taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement,
     (iii) seeking to prohibit Rexam or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or Rexam and subsidiaries taken as a whole, or (iv) which otherwise is reasonably expected to have a material adverse effect; in each of
     (i) through (iv) above, subject to the obligations set forth in
     Section 5.03 of this Agreement;

          (b) any Legal Restraint that has the effect of preventing the purchase of shares of Company Common Stock pursuant to the Offer or the Merger shall be in effect; PROVIDED, HOWEVER, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered;

          (c) except as set forth in the Company Disclosure Schedule or in the Filed SEC Documents, since the date of this Agreement, there shall have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes or would reasonably be expected to have, a material adverse effect;

          (d) the representation and warranty of the Company contained in
     Section 3.01(c) of this Agreement shall not be true and correct in all material respects, or the other representations and warranties of the Company contained in this Agreement shall not be true and correct, except for such failures to be true and correct that (without giving effect to any limitation as to "materiality" or material adverse effect set forth therein), individually and in the aggregate, would not reasonably be expected to have a material adverse effect;

          (e) the Company shall have failed to perform in any material respect any material obligation required to be performed by it under this Agreement at or prior to the Specified Date;

          (f) Rexam shall not have obtained all consents, approvals, authorizations, qualifications and orders of all Governmental Entities legally required in connection with this Agreement and the transactions contemplated by this Agreement other than any such consents, approvals, authorizations, qualifications and orders, the failure of which to obtain, individually and in the aggregate, would not reasonably be expected to have a material adverse effect; or

          (g) this Agreement shall have been terminated in accordance with its terms,

which, in the reasonable judgment of Sub or Rexam, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Rexam or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of Sub and Rexam and may be asserted by Sub or Rexam regardless of the circumstances giving rise to such condition or may be waived by Sub and Rexam in whole or in part at any time and from time to time in their reasonable discretion. The failure by Rexam, Sub or any other affiliate of Rexam at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

          The terms in this Exhibit A that are defined in the attached merger agreement have the meanings set forth therein.